Exhibit 5.3

SEC OPINION

16 September 2015

To:	Board of Directors

Pentair plc

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Ireland

Re:	Pentair plc (the “Company”) incorporated in Ireland under registered number 536025

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to Pentair plc, registered number 536025, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (the “Company”), in connection with the registration statement on Form S-3 (Registration No. 333-204066) (the “Registration Statement”) including the prospectus constituting a part thereof, dated May 11, 2015 and the final supplement to the prospectus, dated September 9, 2015 (collectively, the “Prospectus”), filed by Pentair Finance S.A. (the “Issuer”), the Company and Pentair Investments Switzerland GmbH (“Pentair Investments”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Issuer in the manner set forth in the Registration Statement and the Prospectus of $500,000,000 aggregate principal amount of the Issuer’s 2.900% Senior Notes due 2018, $400,000,000 aggregate principal amount of the Issuer’s 3.625% Senior Notes due 2020 and $250,000,000 aggregate principal amount of the Issuer’s 4.650% Senior Notes due 2020 (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and any additional amounts, if any, on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, by the Company (the “Guarantees”) and Pentair Investments. The Notes will be issued under the Indenture, dated September 16, 2015 (the “Base Indenture”), among the Issuer, the Company, Pentair Investments, and U.S. Bank National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, the Second Supplemental Indenture and Third Supplemental Indenture, each dated September 16, 2015 (collectively, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”) between the Issuer, the Company, Pentair Investments, and the Trustee.

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents (as defined in paragraph 1.3) or the transactions contemplated thereby.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the Schedule to this Opinion (the “Documents”); and

(c)	the searches listed at paragraph 1.6 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Guarantees, other than the Documents.

1.4	In giving this opinion, we have relied upon the Corporate Certificate (as defined in the Schedule to this Opinion), the Searches (as defined below) and we give this opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.5	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.6	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 15 September 2015 (together the “Searches”):

(a)	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company, mortgages, debentures or similar charges or notices thereof, notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company.

1.7	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate power and authority to execute and deliver the Indenture and the Guarantees.

2.2	The Company has duly authorized, executed and delivered the Indenture and the Guarantees.

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.2	where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.3	that the terms of the Documents will be observed and performed by the parties thereto;

3.4	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.5	that each of the Documents is up-to-date and current and has not been amended, varied or terminated in any respect and no resolution contained in any of the Documents has been amended, varied, revoked or superseded in any respect;

3.6	that the Memorandum and Articles of Association of the Company amended on 20 May 2014 are the current Memorandum and Articles of Association of the Company, are up to date and have not been amended or superseded;

Accuracy of searches and warranties

3.7	the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search or enquiry been altered. It should be noted that: (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for; (b) the position reflected by the Searches may not be fully up-to-date; and (c) searches at the Companies Registration Office do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets;

3.8	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Solvency and Insolvency

3.9	that: (i) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of sections 508(3) and 570 of the Companies Act 2014 or any analogous provision under any applicable laws immediately after the execution and delivery of the Documents; and (ii) the Company will not, as a consequence of doing any act or thing which any Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such sections or any analogous provisions under any applicable laws.

Commercial Benefit

3.10	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Guarantees with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the prospectus which is filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under section 7 of the Securities Act.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

SCHEDULE

Documents

1.	The Notes, the Guarantees and the Indenture

2.	The Registration Statement

3.	The Prospectus

4.	A corporate certificate of the secretary of the Company dated the date of this opinion (the “Corporate Certificate”) with copies of:

(a)	the Memorandum and Articles of Association of the Company in the form amended by resolution of the shareholders of the Company on 20 May 2014;

(b)	the Certificate of Incorporation of the Company dated 28 November 2013; and

(c)	Resolutions of the board of directors of the Company.

5.	A copy of the certificate of a public company entitled to do business of the Company dated 29 September 2013.

6.	Letter of status in respect of the Company from the Irish Companies Registration Office dated 15 September 2015.